EXHIBIT 11

                         INDEPENDENT AUDITORS' CONSENT


     We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to the Registration Statement (1933 Act File No. 2-81915) of The Wright Managed Income Trust of our reports on the financial statements of the Wright U.S. Treasury Money Market Fund (one of the series constituting The Wright Managed Income Trust) dated February 2, 1996 and our report on the financial statements of Wright U.S. Treasury Fund, Wright U.S. Treasury Near Term Fund, Wright Total Return Bond Fund, Wright Insured Tax-Free Bond Fund and Wright Current Income Fund (five of the series constituting The Wright Managed Income Trust) dated February 2, 1996 which are incorporated by reference in the Statement of Additional Information and to the reference to us under the heading "Financial Highlights" appearing in the Prospectuses which are each a part of such Registration Statement.



DELOITTE & TOUCHE LLP

Boston, Massachusetts
February 26, 1996